Exhibit 99.1

Agency Contact:
Domenick Cilea
Springboard Public Relations
732-863-1900
dcilea@springboardpr.com

Company Contact:
Karl Douglas
Warp Technology Holdings, Inc.
646-792-2814
kdouglas@warpsolutions.com


Abbott Mines Limited Merges With Subsidiary and Changes Name to WARP Technology Holdings, Inc.

 (New York, N.Y.), September 3, 2002 -- Abbott Mines Limited (the "Company") (OTC BB: ABTN) today announced that it has effected an upstream merger of its wholly-owned subsidiary, WARP Technology Holdings, Inc., into itself as the parent company. In connection with the upstream merger, the Company changed its name from Abbott Mines Limited to WARP Technology Holdings, Inc. to better reflect its operating business.

Effective September 3, 2002, the Company's common stock will trade on the OTC BB under the new trading symbol WRPT. This change in the corporate name will not affect the status of the Company or the rights of its stockholders in any respect, nor the validity or transferability of stock certificates presently outstanding. The Company's stockholders may, but are not required to, exchange their stock certificates for new stock certificates reflecting the new name. In connection with the name change, the Company's CUSIP number was changed to 93464M105.

About WARP Technology Holdings, Inc.

The Company, now named WARP Technology Holdings, Inc. (OTC BB: WRPT) (http://www.warpsolutions.com) operates through its subsidiary WARP Solutions, Inc. WARP Solutions, Inc. is an emerging technology company that develops the WARP 2063 Application Pre-Processor (the "WARP 2063"), a computer network appliance that improves the speed and reliability of Internet-, intranet-, and extranet-based applications, transactions, and information requests . WARP markets a unique and proprietary technology platform which is designed to accelerate the processing of "dynamic content" requests which flow through Internet, intranet, and extranet networks, enabling organizations to significantly improve performance, eliminate bottlenecks, and optimize investments in existing IT infrastructure.

Currently, WARP is developing its next generation technology, known as "GTEN" for "Global Transaction Enabled Network." It is anticipated that the GTEN technology will enable WARP to deliver a suite of products designed to offer the same level of transactional efficiency obtained by the WARP 2063, but over a globally distributed network or a wide area network. WARP estimates that GTEN should be available for customer testing in approximately six (6) months and that it should be ready for general release and sale by May 2003.

For more information, contact Warp Solutions, Inc. at 212-962 WARP (9277) or via the Internet at http://www.warpsolutions.com.

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Certain of the statements contained herein are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements are subject to certain risks and uncertainties that could cause actual results to differ materially from those included in the forward-looking statements. These statements are not guarantees of future performance and are subject to certain risks, uncertainties and assumptions that are difficult to predict. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this release. The company undertakes no obligation to update publicly any forward-looking statements.